Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ELI LILLY AND COMPANY,

TOUR MERGER SUB, INC.

and

ICOS CORPORATION

Dated as of October 16, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 16, 2006, by and among ELI LILLY AND COMPANY, an Indiana corporation (“Parent”), TOUR MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ICOS CORPORATION, a Washington corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and shareholders and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.

“Benefit Plan” shall have the meaning set forth in Section 4.9(a).

“Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

“Commonly Controlled Entity” shall have the meaning set forth in Section 4.9(d).

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(b).

“Company Certificate” shall have the meaning set forth in Section 3.1(c).

“Company Charter Documents” shall mean (i) the Restated Articles of Incorporation of the Company filed with the Secretary of State of Washington on September 27, 2005 and (ii) the Amended and Restated Bylaws of the Company adopted on April 29, 2005, each as amended through the date of this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.12(c).

“Company Equity Plans” means the ICOS Corporation 1999 Long-Term Incentive Plan, as amended from time to time, the ICOS Corporation 1991 Stock Option Plan for Non-employee Directors, as amended from time to time, and the ICOS Corporation 1989 Stock Option Plan, as amended from time to time, and any other plan or arrangement under which the Company or its Subsidiaries grant equity-based awards.

“Company Filed SEC Documents” shall have the meaning set forth in Section 4.7.

“Company Financial Advisor” shall have the meaning set forth in Section 4.23.

“Company Intellectual Property” shall have the meaning set forth in Section 4.18(c).

“Company Material Adverse Effect” shall mean a fact, event or circumstance which has had, or is reasonably likely to have, together with all similar or related facts, events and circumstances, a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole (provided that in determining whether a fact, event or circumstance existing at Lilly ICOS LLC is a Company Material Adverse Effect for purposes of this definition, both the magnitude of such effect and its relative impact on the Company and its Subsidiaries shall be considered after taking into account the Company’s proportionate equity interest in Lilly ICOS LLC) or which would prevent the performance by the Company of its material obligations hereunder or prevent or delay beyond the Termination Date the ability of the Company to consummate the Merger; provided, however, that any such effect resulting from or arising out of any of the following items shall not be considered in determining whether a Company Material Adverse Effect has occurred: (i) any change in Law or GAAP, (ii) general economic or financial market conditions, (iii) general changes or developments in the biotechnology or pharmaceutical industries that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole, (iv) an act of war or terrorism, which act of terrorism does not have a disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole, (v) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company pursuant to and in accordance with the express terms of this Agreement or at the written request of Parent or Merger Sub, (vi) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect), (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect) or (viii) any adverse change, development, circumstance, event or occurrence relating to Lilly ICOS LLC to the extent that it results from (A) an action by Parent or any of its affiliates, (B) the omission of an action that was required to be, or reasonably should have been, taken by Parent or any of its affiliates, or (C) facts and circumstances of which Parent has Knowledge as of the date hereof (provided that for purposes of this clause (viii), affiliates of Parent shall be deemed to include Lilly ICOS LLC only in respect of action or omissions of employees of Parent and its Subsidiaries other than Lilly ICOS LLC).

“Company Option” shall mean any option to purchase Company Shares.

“Company Permits” shall have the meaning set forth in Section 4.13(a).

“Company Preferred Shares” shall have the meaning set forth in Section 4.2(a).

“Company Rights” shall mean any of the Rights, as such term is defined in the Company Rights Agreement.

“Company Rights Agreement” shall mean the Rights Agreement, dated as of August 9, 2002, as amended by Amendment No. 1 to Rights Agreement dated, as of September 26, 2005, between the Company and Mellon Investor Services, LLC, as Rights Agent.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Share” shall mean one share of common stock of the Company, $0.01 par value per share.

“Company Shareholder Approval” shall have the meaning set forth in Section 4.4.

“Company Shareholder Meeting” shall have the meaning set forth in Section 4.25.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of August 23, 2006, between Parent and the Company.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, concession, franchise, contract, agreement or other instrument or obligation.

“Convertible Subordinated Notes” shall have the meaning set forth in Section 4.2(a).

“Copyrights” shall have the meaning set forth in Section 4.18(b).

“DGCL” shall mean the Delaware General Corporation Law.

“D&O Insurance” shall have the meaning set forth in Section 6.8(c).

“Dissenting Shares” shall have the meaning set forth in Section 3.1(e).

“Drug or Health Law” shall mean any Law in any jurisdiction, (i) related to the development, testing, manufacture, marketing, sale or use of any compounds or products for human consumption, including, without limitation, the FDCA and PHSA, and (ii) related to the collection, disclosure or use of health-related information or the provision of health-related products or services, including, without limitation, HIPAA.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall mean any Law relating to the environment, natural resources, or safety or health of humans, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.

“ERISA” shall have the meaning set forth in Section 4.9(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the U.S. Food, Drug and Cosmetic Act of 1938, as amended, and all rules and regulations issued thereunder.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

“Hazardous Substance” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, Polychlorinated Biphenyls, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated or restricted by or under any applicable Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as may be amended, and all rules and regulations issued thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 6.8(a).

“Intellectual Property” shall have the meaning set forth in Section 4.18(b).

“Intervening Event” shall mean a material event relating to the business of the Company and its Subsidiaries, unknown to the Board of Directors of the Company as of the date hereof, which material event becomes known to or by the Board of Directors of the Company prior to obtaining the Company Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IP Contracts” shall have the meaning set forth in Section 4.18(b).

“IRS” shall mean the U.S. Internal Revenue Service.

“Key Product” shall have the meaning set forth in Section 4.18(b).

“Key Product Registered or Licensed Intellectual Property” shall have the meaning set forth in Section 4.18(b).

“Knowledge” shall have the meaning set forth in Section 1 of the Company Disclosure Schedule.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity, including any Environmental Law and any Drug or Health Law, in each case including any implementing regulations thereunder.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(c).

“Liens” shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature.

“Material Contract” shall have the meaning set forth in Section 4.10(b).

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“New Plans” shall have the meaning set forth in Section 6.12(d).

“Notice” shall have the meaning set forth in Section 6.3(b).

“Old Plans” shall have the meaning set forth in Section 6.12(d).

“Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Other Registered or Licensed Intellectual Property” shall have the meaning set forth in Section 4.18(b).

“OTS Software License” shall mean a license for off-the-shelf personal computer software that is commercially available under non-discriminatory pricing terms on a retail basis, and is used solely on the desktop personal computers of the Company or any of its Subsidiaries.

“Owned Real Properties” shall have the meaning set forth in Section 4.21(b).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article V.

“Patents” shall have the meaning set forth in Section 4.18(b).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Pension Plans” shall have the meaning set forth in Section 4.9(a).

“Permitted Liens” shall mean (1) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable or the amount of which is being contested in good faith; (2) pledges or deposits made in the ordinary course of business; (3) Liens of mechanics, materialmen, warehousemen or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; (4) purchase money Liens and Liens securing rental payments under capital lease arrangements or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; and (5) Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

“Personal Property Leases” shall mean all Contracts for personal property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $250,000.

“Pharmaceutical Products” shall mean all biological and drug candidates, compounds or products being researched, tested, developed, manufactured, marketed or distributed by the Company or any of its Subsidiaries; provided, however, that Pharmaceutical Products shall not include biological and drug candidates, compounds or products owned by third parties which are manufactured by the Company or any of its Subsidiaries.

“PHSA” shall mean the Public Health Service Act of 1944, as amended, and all rules and regulations issued thereunder.

“Proxy Statement” shall have the meaning set forth in Section 4.5(a).

“Real Property Leases” shall mean all Contracts for real property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $250,000.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Restricted Stock Awards” means an award of Company Shares granted under any Company Equity Plan, subject to such restrictions and terms as are provided under such Company Equity Plan.

“Restricted Unit Awards” means an award of stock units based upon Company Shares granted under any Company Equity Plan, subject to such restrictions and terms as are provided under such Company Equity Plan.

“Rights Agreement Amendment” shall have the meaning set forth in Section 4.17.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.13(c).

“SEC” shall mean the U.S. Securities and Exchange Commission or the staff thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Shares” shall have the meaning set forth in Section 4.2(a).

“Short Period” means any Taxable Period that ends on the Closing Date.

“Software” shall mean computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Specified Software” shall have the meaning set forth in Section 4.19.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock or other interests of such corporation, partnership, limited liability company or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal made by a third party which, if consummated, would result in such third party or its shareholders owning at least 80% of the outstanding equity securities of the Company (or other entity surviving or resulting from such transaction) pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization or similar transaction involving the Company (i) on terms which the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) to be superior for the shareholders of the Company (in their capacity as shareholders) from a financial point of view as compared to the transactions contemplated hereby and any alternative proposed by Parent or Merger Sub in accordance with Section 6.3(b) hereof and (ii) which is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least 15% of any class of equity securities of the Company or (iii) any merger, consolidation, business combination, sale of all or a substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction involving the Company other than the Merger.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, claims for refund, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Tax authority in connection with the determination, assessment, or collection of any Tax (including estimated Taxes) or the administration of any Laws, regulations or administrative requirements relating to any Taxes, and shall include any amendment to any of the foregoing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter or a Short Period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes that are or are based upon or measured by gross receipts, net income, gross income, profits, sales, use and occupation, value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and real and personal property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(ii).

“Termination Fee” shall have the meaning set forth in Section 8.4(a).

“Trademarks” shall have the meaning set forth in Section 4.18(b).

“Trade Secrets” shall have the meaning set forth in Section 4.18(b).

“Unauthorized Code” shall mean (i) any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program and (ii) any software routine or hardware component designed to permit unauthorized access to, or to disable, erase, or otherwise harm any computer, systems or Software.

“WBCA” shall mean the Washington Business Corporation Act.

“Welfare Plan” shall have the meaning set forth in Section 4.9(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the WBCA and the DGCL and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving entity after the Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m., New York City time, no later than the third Business Day following the satisfaction (subject to applicable Law) of the conditions set forth in Article VII of this Agreement (other than (i) those conditions that are waived by the party or parties for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date, but subject to the satisfaction of such conditions); or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. If all the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII hereof, the parties hereto shall cause articles of merger effectuating the Merger to be properly executed and filed with the Secretary of State of the State of Washington and the certificate of merger effectuating the Merger to be properly executed and filed with the Secretary of State of the State of Delaware (together, the “Articles of Merger”), as required by, and executed in accordance with the WBCA and the DGCL, respectively, and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Washington and the Secretary of State of Delaware or at such later time as is specified by the parties hereto as the Effective Time in the Articles of Merger (the “Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the WBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the debts, liabilities and duties of the Company and Merger Sub.

Section 2.4 Articles of Incorporation and Bylaws.

(a) At the Effective Time, pursuant to Revised Code of Washington, Section 23B.11.100(5), the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time, except that such Articles of Incorporation shall be amended to include necessary changes to account for the state of incorporation of the Surviving Corporation and the application of the WBCA. Thereafter, as so amended, the Articles of Incorporation of the Surviving Corporation may be further amended as provided therein or pursuant to Revised Code of Washington, Chapter 23B.10.

(b) At the Effective Time, pursuant to Revised Code of Washington, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time, except that such bylaws shall be amended to include necessary changes to account for the state of incorporation of the Surviving Corporation and the application of the WBCA. Thereafter, as so amended, the bylaws of the Surviving Corporation may be further amended as provided therein or pursuant to Revised Code of Washington.

Section 2.5 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY SHARES IN THE MERGER

Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective shareholders:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Parent Owned Stock. Each Company Share owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Conversion of Company Shares. Each issued and outstanding Company Share (other than (i) Company Shares to be canceled in accordance with Section 3.1(b) hereof and (ii) Dissenting Shares), together with any associated Company Rights, shall automatically be converted into the right to receive an amount in cash equal to $32.00, without interest (the “Merger Consideration”). All Company Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such Company Shares (or in the case of a non-certificated share, the equivalent right to such Company Shares) (“Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration to be issued in consideration therefor.

(d) Change in Shares. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

(e) Dissenting Company Shares. Each outstanding Company Share, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Section 23B.13 of the WBCA and, as of the Effective Time, has not effectively waived, withdrawn or otherwise lost such dissenters’ rights (“Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, but the holder thereof will be entitled only to such rights as are granted by the WBCA. The Company will give Parent (i) prompt written notice of any notice of intent to demand fair value for any Company Share, withdrawals of such notices, and any other instruments received by the Company, and in respect of the exercise, perfection, or attempt to exercise or perfect, dissenters’ rights and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to such demands for fair value for Company Shares under the WBCA. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Company Shares or settle or offer to settle any such demands.

Section 3.2 Paying Agent; Exchange of Company Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for payment of the Merger Consideration.

(b) As of or promptly following the Effective Time, Parent shall deposit with the Paying Agent, cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration pursuant to Section 3.1.

(c) As soon as reasonably practicable following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Certificates (other than Company Certificates representing Dissenting Shares) (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the number of Company Shares previously represented by such Company Certificates, and Company Certificates so surrendered shall be forthwith canceled. The Paying Agent shall promptly accept such Company Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall accrue on the Merger Consideration payable upon the surrender of Company Certificates for the benefit of, or be paid to, the holders of Company Certificates.

(d) All Merger Consideration delivered upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by such Company Certificates. Until surrendered as contemplated by this Section 3.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.

(e) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if reasonably required by the Paying Agent, the posting by such Person of a bond or other surety in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made with respect to such Company Certificate and subject to such other reasonable conditions as the Paying Agent may impose, the Paying Agent shall deliver in exchange for such Company Certificate the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.

(g) If any payment under this Article III is to be made to a Person other than the Person in whose name any Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(h) The Paying Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by Parent, on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company’s shareholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(i) Parent and/or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Company Shares such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction or withholding was made.

(j) None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the cash that has been made available to the Paying Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Company Certificate twelve months after the Effective Time, shall be returned to Parent and any such holder who has not exchanged such holder’s Company Certificate prior to such time shall thereafter look only to Parent for any claim for Merger Consideration hereunder.

Section 3.3 Equity Awards.

(a) Treatment of Company Options. Prior to the Effective Time, the Company shall take all action necessary such that, as of the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be canceled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Company Shares subject to such Company Option as of immediately prior to the Effective Time, whether or not vested or exercisable, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Company Share subject to such Company Option (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment. Parent shall pay, or shall cause the Surviving Corporation to pay, the amount of cash payable in respect of each Company Option as soon as practicable following the Effective Time, but in any event no later than 10 Business Days following the Effective Time.

(b) Restricted Stock. Prior to the Effective Time, the Company shall take all action necessary such that, immediately prior to the Effective Time, all restrictions (including all forfeiture restrictions or repurchase rights) applicable to Company Shares subject to Restricted Stock Awards, whether or not vested, shall lapse.

(c) Restricted Units. Prior to the Effective Time, the Company shall take all action necessary such that, as of the Effective Time, each outstanding Restricted Unit Award, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Company Shares subject to such Restricted Unit Award as of immediately prior to the Effective Time, whether or not vested, multiplied by (ii) the Merger Consideration (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment. Parent shall pay, or shall cause the Surviving Corporation to pay, the amount of cash payable in respect of each Restricted Unit Award as soon as practicable following the Effective Time, but in any event no later than 10 Business Days following the Effective Time.

(d) Corporate Actions. At or prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company responsible for administering the Company Equity Plans) shall adopt any resolutions and cause the Company to take any actions which are necessary to effectuate the provisions of this Section 3.3, including, without limitation, obtaining all necessary consents from award holders.

(e) No Right to Acquire Company Shares. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to or in settlement of Company Options after the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided, however, that any disclosure contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows; provided, however, that with respect to Lilly ICOS LLC the representations and warranties set forth in this Article IV are only being made with respect to facts and circumstances to the Knowledge of the Company as to which Parent does not have Knowledge as of the date hereof:

Section 4.1 Organization. The Company (i) (A) is a corporation duly incorporated and validly existing under the Laws of the State of Washington and (B) has paid all fees and penalties owed to the State of Washington under the WBCA, (ii) has all corporate powers and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of (ii) and (iii), where the failure to have the same or to so qualify would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Charter Documents and the articles of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 2,000,000 shares of preferred stock, $0.01 par value, of the Company (“Company Preferred Shares”) of which 1,000,000 Company Preferred Shares have been designated as Series A Junior Participating Preferred Stock (“Series A Shares”). At the close of business on October 13, 2006, (i) 65,547,192 Company Shares (including Company Shares subject to outstanding Restricted Stock Awards) were issued and outstanding, (ii) no Company Preferred Shares were issued and outstanding, (iii) 1,000,000 Series A Shares were reserved for issuance under the Company Rights Agreement, (iv) 4,530,894 Company Shares were subject to issuance upon conversion of the Company’s 2% Convertible Subordinated Notes due July 1, 2023 (the “Convertible Subordinated Notes”), (v) 10,894,763 Company Shares were reserved for issuance pursuant to outstanding unexercised Company Options and (vi) 246,211 Company Shares were reserved for issuance pursuant to outstanding Restricted Unit Awards. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. As of the date hereof, except as set forth above and for changes since October 13, 2006 resulting from the exercise of Company Options, conversion of Convertible Subordinated Notes, or the issuance of shares pursuant to Restricted Unit Awards, each in accordance with their terms, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities, voting securities or ownership interests in the Company; (iii) subscriptions, call rights, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment; or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company (other than pursuant to the exercise or tax withholding provisions of the Company Options, Restricted Stock Awards or Restricted Unit Awards), or to vote or to dispose of any shares of the capital stock of the Company. All of the outstanding debt and equity securities of the Company have been offered and issued in compliance with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the close of business on October 13, 2006, of the holder of each outstanding Company Option or Restricted Unit Award, the number of Company Shares issuable thereunder and, with respect to each Company Option, the maximum term and the exercise price thereof. Section 4.2(b) of the Company Disclosure Schedule also sets forth a complete and correct list, as of the close of business on October 13, 2006, of the holder of each outstanding Restricted Stock Award pursuant to which one or more Company Shares remain subject to forfeiture or repurchase and the number of Company Shares remaining subject to forfeiture or repurchase.

Section 4.3 Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) has all powers and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and (iii) is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in cases (ii) and (iii) above, where the failure to do so would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and free of preemptive rights. All of the outstanding capital stock or securities of, or other ownership interest in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests), except Permitted Liens. There are no outstanding (i) shares of capital stock, debt securities or other voting securities of any Subsidiary of the Company (except for shares of capital stock owned by the Company); (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of the Company; (iii) subscriptions, call rights, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock of any Subsidiary of the Company.

(c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least majority of the outstanding Company Shares (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject to general equity principles (the “Bankruptcy and Equity Exception”) and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub.

Section 4.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Articles of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act or antitrust or competition Laws of any other applicable jurisdiction, (iii) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc.’s Global Select Market, and (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and state securities and “blue sky” Laws, including the filing with the SEC of a proxy statement relating to the adoption of this Agreement by the Company’s shareholders (as amended from time to time, the “Proxy Statement”).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Company Charter Documents or any similar organizational documents of any of its Subsidiaries; (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound; or (iii) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (ii) above, for any violations, conflicts, consents, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or creations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 SEC Reports and Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all information incorporated therein by reference, the “Company SEC Documents”). The Company SEC Documents as of their respective dates, or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to make any filings with the SEC.

(b) The financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited statements, to normal and recurring audit adjustments not material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since January 1, 2003, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(c) The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Documents themselves. The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003.

Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), since December 31, 2005, (a) the Company and its Subsidiaries have conducted their respective business only in the ordinary course; (b) there has not been any event or events that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) there has not been: (i) any declaration or payment of any dividends on, or making of any other distribution in respect of any of the capital stock of the Company or any of its Subsidiaries (except for dividends by a wholly owned Subsidiary of the Company to its parent); any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any of its Subsidiaries; any repurchase, redemption or other acquisition, or modification or amendment, of any shares of the capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except pursuant to the forfeiture or repurchase provisions of the Company Options, Restricted Stock Awards and Restricted Unit Awards; (ii) any issuance, delivery, sale, pledge or encumbrance, or authorization or agreement to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any of its Subsidiaries or any other security

(or any right to acquire such capital stock or other security) other than the issuance of Company Shares upon the exercise of Company Options, conversion of the Convertible Subordinated Notes, or pursuant to Restricted Stock Awards or Restricted Unit Awards in accordance with the terms of such Company Options, Convertible Subordinated Notes, Restricted Stock Awards or Restricted Unit Awards, as the case may be; (iii) any acquisition or agreement, by the Company or any of its Subsidiaries, to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (iv) any sale, lease, license or other disposition of, or agreement to sell, lease, license or otherwise dispose of, a substantial portion of the assets of the Company or any of its Subsidiaries (including capital stock of Subsidiaries) that were material to the Company and its Subsidiaries taken as a whole; (v) any making of loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary to or in the Company or any wholly owned Subsidiary, or any incurring of additional indebtedness for borrowed money or guarantee of any such indebtedness of another Person other than a guaranty by the Company on behalf of one of its Subsidiaries, issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee of any debt securities of another Person, entry into any “keep well” or other agreement to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing; (vi) any change in the Company’s methods of accounting, except as required by changes in GAAP as agreed to by the Company’s independent public accountants or as may be required by applicable law; (vii) any settlement or compromise of litigation, or payment, discharge, settlement or satisfaction of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business; (viii) any sale, assignment, license, sublicense, encumbrance, impairment, abandonment or failure to maintain any Company Intellectual Property; any grant, extension, amendment, waiver or modification of any rights in or to the Company Intellectual Property; any failure to diligently prosecute the Company’s and its Subsidiaries’ Patent applications; any divulging, furnishing or making accessible any Trade Secrets of the Company or any of its Subsidiaries to any Person who is not subject to an enforceable written agreement to maintain confidentiality of such Trade Secrets; any entry into any IP Contract; any amendment, assignment, termination or failure to exercise a right of renewal or extension under any IP Contract; provided that, for purposes of this 4.7(c)(viii), (A) OTS Software Licenses and (B) IP Contracts for Other Registered or Licensed Intellectual Property, for which there is no grant of a material incoming or outgoing license to or assignment of Patents or Trade Secrets, and that are not material (i) to the research, development and commercialization plans of the Company or any of its Subsidiaries or (ii) to a product or chemical composition under development by the Company or any of its Subsidiaries, shall be excluded; or (ix) any authorization of, or announcement of an intention, commitment or agreement to take any of the forgoing actions.

Section 4.8 No Undisclosed Liabilities. Except as and to the extent disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9 Benefit Plans; Employees and Employment Practices.

(a) Section 4.9 of the Company Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to herein as “Welfare Plans”) and each other “Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement but excluding any individual award agreements under Company Equity Plans) to provide employees, directors, independent contractors, consultants, officers or agents with medical, health, life, bonus, stock or stock-based rights (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions of the material terms thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan; (v) any model award agreement under the Company Equity Plans, and (vi) the most recent determination letter from the IRS, if any. Neither the Company nor any of its Subsidiaries have undertaken or committed to make any material amendments to any Benefit Plan or to adopt or approve any new plans.

(b) Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable Laws. All Company Options have been granted with an exercise price per share no lower than the “fair market value” of a Company Share on the date of grant, as determined in accordance with the terms of the applicable option plan, the Company Charter Documents and applicable Law. All Company Options have been properly accounted for by the Company in accordance with GAAP.

(c) All Pension Plans intended to be Tax qualified under the Code have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification; and, to the Knowledge of the Company, no circumstances exist and no events have occurred that could adversely affect the qualification of any Pension Plan or the related trust. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d) Neither the Company, nor any of its Subsidiaries, nor any other Person that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person a “Commonly Controlled Entity”) has during the past six years (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code and (ii) each such Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code and any Benefit Plan that is maintained by a Commonly Controlled Entity, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

(f) Neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any legally binding commitment with, any current or former directors, officers, employees, consultants or independent contractors of the Company, any of its Subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Benefit Plans or under any other plan or arrangement will be amended to provide enhanced or accelerated benefits, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any plans or arrangements provided by Parent will be made available to such employees, or (v) any trusts or other funding mechanisms will be required to be funded.

(g) Neither the Company, nor any of its Subsidiaries has any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under Benefit Plans, other than Pension Plans and other than as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law.

(h) All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis and the Company or its Subsidiaries are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

(i) To the Company’s Knowledge, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

(j) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(k) Nothing in this Agreement or the transactions contemplated by this Agreement will: (i) trigger a right, whether or not conditioned upon termination of employment or changes in duties or responsibilities, of any employee of the Company or any of its Subsidiaries to severance, deferred compensation or retirement benefits under any agreement or arrangement to which the Company or any of its Subsidiaries is a party; (ii) trigger a right or payment, whether or not conditioned upon termination of employment or changes in duties or responsibilities, under any agreement or arrangement to which the Company or any of its Subsidiaries is a party, that would be considered a parachute payment within the meaning of Section 280G of the Code or any reimbursement of any excise taxes under Section 4999 of the Code or any income taxes under the Code; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan. The Company has made available to Parent a complete and correct schedule, as of the date of this Agreement, of the annual base salary and annual target bonus of each executive officer of the Company.

(l) Neither the Company nor its Subsidiaries is a party to any labor or collective bargaining agreement. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the Knowledge of the Company, threatened between the Company or its Subsidiaries and any representatives of any of their employees. To the Knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any Governmental Entity, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any of the Company or any of its Subsidiaries or, relating to the employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries.

(m) The Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, HIPAA, ERISA, Family and Medical Leave Act, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 4.10 Material Contracts.

(a) Neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party, is in violation or breach of or in default (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries) under, any Material Contract to which the Company is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, except for violations, breaches, defaults, conditions or rights of termination, amendments, cancellations, accelerations, losses or creations which are not, in the aggregate, material. To the Knowledge of the Company, no other party to any such Material Contract has alleged that the Company or any of its Subsidiaries is in violation or breach of or in default under any such Material Contract or has notified the Company or any of its Subsidiaries in writing of an intention to modify any material terms of or not to renew any such Material Contract.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral (i) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive an amount in excess of $500,000; (ii) employment agreement or arrangement (other than offer letters providing for “at will” employment that can be terminated without resulting in any liability for severance obligations) involving an amount in excess of $50,000 over the term of such agreement or arrangement or consulting agreement or arrangement involving minimum payment obligations in excess of $250,000 over the remaining term of such agreement or arrangement; (iii) non-competition agreement or any other agreement that similarly limits the rights of the Company or any of its Subsidiaries to engage in any business; (iv) agreement between the Company and any of its affiliates, except for Benefit Plans or other compensatory plans, programs, arrangements or agreements or immaterial agreements between the Company and any of its Subsidiaries (other than any such agreements with Lilly ICOS LLC); (v) indemnification agreement (excluding (A) any such item between the Company and its Subsidiaries and (B) any indemnification agreement entered into in the Company’s or its Subsidiaries’ ordinary course of business); (vi) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, guaranty in favor of a third party, factoring agreement or letter of credit relating to borrowed money; (vii) agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (viii) contract or agreement containing change of control provisions (other than Benefit Plans or other compensatory plans, programs, arrangements or agreements, which are exclusively the subject of Section 4.9); (ix) IP Contracts, excluding (A) OTS Software Licenses and (B) IP Contracts for Other Registered or Licensed Intellectual Property, for which there is no grant of a material incoming or outgoing license to or assignment of Patents or Trade Secrets, and that are not material (i) to the research, development and commercialization plans of the Company or any of its Subsidiaries or (ii) to a product or chemical composition under development by the Company or any of its Subsidiaries; (x) any agreement or arrangement that is not terminable by the Company or such Subsidiary upon less than 30 days’ notice without penalty to the Company or such Subsidiary involving (A) payment obligations of the Company or such Subsidiary in excess of $175,000 from and after the Closing Date (after giving effect to any reduction in payment obligations under such agreement or arrangement upon a proper termination of such agreement or arrangement in accordance with its terms) or (B) a full-time equivalent commitment of the Company or such Subsidiary from and after the Closing Date; or (xi) Contracts that are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K). Each Contract or understanding of the type described in this Section 4.10(b), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Material Contract.”

Section 4.11 Insurance. The Company has delivered to Parent prior to the date of this Agreement copies of all insurance policies currently in effect which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are valid and enforceable, and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies.

Section 4.12 Litigation. There is no material suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective assets or properties. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order or Orders. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, which seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction has been entered or issued.

Section 4.13 Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that are not, in the aggregate, material. The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law other than violations that are not, in the aggregate, material. This Section 4.13(a) does not relate to compliance with Drug or Health Laws, which is exclusively the subject of Section 4.20.

(b) The Company is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (the “Sarbanes-Oxley Act”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market, Inc.’s Global Select Market. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 4.14 Taxes and Tax Returns.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all Taxable Periods (or portions thereof) ending on or before the Closing Date have been duly and timely filed (taking into account any extension of time within which to file). All such Tax Returns (i) are true, correct, and complete in all material respects and (ii) accurately reflect the material liability for Taxes of each of the Company and its Subsidiaries.

(b) True and complete copies of all federal, state, local and foreign Tax Returns of or including the Company or any of its Subsidiaries for all Taxable Periods ending on or after December 31, 2003 have been provided or made available to Parent prior to the date hereof. Since the date of the Company’s last financial statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes that would result in a material decrease in the net worth of the Company or any such Subsidiary and that are outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) All material Taxes due and owing by the Company or any of its Subsidiaries, whether or not shown (or required to be shown) on a Tax Return, have been timely paid. The reserve for Tax liability set forth in the balance sheet contained in the most recent consolidated financial statements of the Company and its Subsidiaries included in the Company Filed SEC Documents was sufficient (as determined in accordance with GAAP) for the unpaid Taxes of the Company and its Subsidiaries as of such date.

(d) No deficiencies for Taxes have been claimed, proposed or assessed against the Company or any of its Subsidiaries in writing by any taxing or other Governmental Entity which have not been resolved and settled in full, and none of the Company or any of its Subsidiaries has received any notice, or otherwise has any Knowledge, of any potential claim, proposal or assessment against the Company or any of its Subsidiaries for any such deficiency for Taxes. There are no pending or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any material liability of the Company or any of its Subsidiaries in respect of Taxes. None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.

(e) Without duplication of Section 4.14(c), each of the Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper governmental authority all Taxes required to have been withheld, collected, paid or reported.

(f) No claim has ever been made by any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to a material amount of Tax by that jurisdiction.

(g) There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, except for liens for Taxes not yet due and payable.

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect. No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.

(i) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise. Neither the Company nor any Subsidiary has any application pending with any Taxing authority requesting permission for any change in any accounting method. The IRS has not proposed any such adjustment or change in accounting method.

(k) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any Taxable Period.

(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m) None of the indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(n) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

Section 4.15 Hazardous Substances. There is not and has not been any Release or threat of Release of any Hazardous Substance at, on, under or from any location currently or formerly owned or operated by the Company or any of its Subsidiaries, or to the Knowledge of the Company, from any other location resulting from or arising in connection with the operations of the Company or any of its Subsidiaries, except for any Release that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16 State Takeover Statutes. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to Parent, the Merger and this Agreement the provisions of Section 23B.19 of the WBCA. No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state or federal laws in the United States which are applicable to the Company apply to this Agreement or any of the transactions contemplated hereby and thereby.

Section 4.17 Rights Agreement. The Company has taken all actions necessary to cause the Company Rights Agreement to be amended (such amendment referred to as the “Rights Agreement Amendment”) to (a) render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) none of Parent, Merger Sub or any other affiliate of Parent is an “Acquiring Person” (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) a Distribution Date or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (c) provide that the Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time. The Company has delivered to Parent or Merger Sub true and correct copies of the Company Rights Agreement and the Rights Agreement Amendment.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all IP Contracts; provided that such list need not include (A) OTS Software Licenses or (B) IP Contracts for Other Registered or Licensed Intellectual Property, for which there is no grant of a material incoming or outgoing license to or assignment of Patents or Trade Secrets, and that are not material (i) to the research, development and commercialization plans of the Company or any of its Subsidiaries or (ii) to a product or chemical composition under development by the Company or any of its Subsidiaries.

(b) For purposes of this Agreement the terms (A) “Key Product” shall mean any product or chemical composition based on or covered by Key Product Registered or Licensed Intellectual Property, including Cialis® (tadalafil); (B) “Key Product Registered or Licensed Intellectual Property” shall mean all Patents, registered Copyrights, registered Trademarks, and applications for each of the foregoing, in which the Company or any of its Subsidiaries has an ownership interest or other interest pursuant to an IP Contract, relating to PDE5 inhibition technology, including Key Products; (C) “Other Registered or Licensed Intellectual Property” shall mean all Patents, registered Copyrights, registered Trademarks and applications for each of the foregoing in which the Company or any of its Subsidiaries has an ownership interest or other interest pursuant to an IP Contract, and which are not Key Product Registered or Licensed Intellectual Property; (D) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (i) patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-

part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) domain names, (iv) trademarks, service marks, trade dress, and trade names and registrations and applications therefor, and equivalents thereof (“Trademarks”), (v) copyrights, mask works, registrations and applications therefor, and equivalents thereof (collectively, “Copyrights”), and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; and (E) “IP Contracts” shall mean, collectively, any and all agreements to which the Company or any of its Subsidiaries is a party relating to Intellectual Property owned or licensed to or by the Company or any of its Subsidiaries.

(c) The Company or one of its Subsidiaries owns or, pursuant to an IP Contract listed in Section 4.18(a) of the Company Disclosure Schedule, has the valid right to use the Intellectual Property necessary for or used in the conduct of its business (collectively, “Company Intellectual Property”), in each case free and clear of all Liens. To the Knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries is subject to any agreement with any other Person which requires such officer or employee to assign any interest in any Intellectual Property that relates to the business of the Company or any of its Subsidiaries to any Persons other than the Company or its Subsidiaries. To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable. To the Knowledge of the Company, there are no ongoing and uncured material breaches or defaults of, or any disputes concerning, any of the IP Contracts.

(d) Key Product Registered or Licensed Intellectual Property and Trade Secrets related to Key Products.

(i) Section 4.18(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Key Product Registered or Licensed Intellectual Property. The Company or one of its Subsidiaries is the sole and exclusive owner and has the valid right to use the Key Product Registered or Licensed Intellectual Property. The Key Product Registered or Licensed Intellectual Property is valid and enforceable. There are no facts, proceedings, claims or challenges that cause or would cause any Key Product Registered or Licensed Intellectual Property or any Trade Secrets related to Key Products to be invalid or unenforceable, or challenge the Company’s or its Subsidiaries’ rights therein. All necessary registration, maintenance and renewal fees in respect of the issuances and registrations of, and applications for, Key Product Registered or Licensed Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Entities for the purpose of maintaining such Key Product Registered or Licensed Intellectual Property. No act has been done or omitted to be done by the Company, nor any of its Subsidiaries, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Key Product Registered or Licensed Intellectual Property or any Trade Secrets related to Key Products, or give any Person any rights with respect thereto.

(ii) None of the Key Products, nor any of the Company’s or any of its Subsidiaries activities with respect thereto, infringes, misappropriates, or violates, or has infringed, misappropriated, or violated, any Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries have received any written notice or are subject to any pending proceedings claiming or alleging such. No proceedings or claims are pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Key Product Registered or Licensed Intellectual Property.

(e) Other Registered or Licensed Intellectual Property and Trade Secrets unrelated to Key Products.

(i) Section 4.18(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Other Registered or Licensed Intellectual Property. To the Knowledge of the Company, the Other Registered or Licensed Intellectual Property is valid and enforceable. To the Knowledge of the Company, there are no facts, proceedings, claims or challenges that cause or would cause any Other Registered or Licensed Intellectual Property or any Trade Secrets unrelated to Key Products to be invalid or unenforceable, or challenging the Company’s or its Subsidiaries’ rights therein. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in respect of the Other Registered or Licensed Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Entities for the purpose of maintaining such Other Registered or Licensed Intellectual Property. To the Knowledge of the Company, no act has been done or omitted to be done by the Company, nor any of its Subsidiaries, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, Other Registered or Licensed Intellectual Property or any Trade Secrets unrelated to Key Products, or give any Person any rights with respect thereto.

(ii) Subject to Section 4.18(d)(ii), to the Knowledge of the Company, none of the Company, its Subsidiaries or any of their respective current activities, products or services infringes, misappropriates, or violates, or has infringed, misappropriated, or violated, any Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries have received any written notice or are subject to any pending proceedings claiming or alleging such. To the Knowledge of the Company, no proceedings or claims are pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries.

(f) The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of the

Company or any of its Subsidiaries in any Company Intellectual Property, (ii) grant or require Parent, the Company or any Subsidiary to grant to any Person any rights with respect to any Intellectual Property, (iii) subject the Company or any of its Subsidiaries to any increase in royalties or other payments in respect of any Company Intellectual Property, (iv) diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to in respect of any Company Intellectual Property, or (v) result in the breach or, by the terms of such IP Contract, termination of any IP Contract.

(g) The Company and its Subsidiaries take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets, including enforceable written confidentiality agreements.

(h) To the Knowledge of the Company, (A) the Company and its Subsidiaries are in material compliance with all applicable Laws regarding the collection, use and protection of personal information and with the Company’s and its Subsidiaries’ published privacy and data security policies and procedures, and (B) no Person has gained unauthorized access to or made any unauthorized use of any personal information maintained by the Company or any of its Subsidiaries.

Section 4.19 Information Technology. Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list and description of all Software used by the Company or any of its Subsidiaries, other than OTS Software Licenses. All such Software used principally for regulatory, biologics manufacturing, human resources and financial purposes (“Specified Software”) is functional and is free from any material software defect and does not contain any Unauthorized Code. The Company and each of its Subsidiaries has made back-ups of all material data processed by such Specified Software. None of the Specified Software owned by, or developed by or for the benefit of, the Company or any of its Subsidiaries contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing to any other Person of any Software or any other Intellectual Property owned or developed by or on behalf of the Company or any of its Subsidiaries, except as would not have a material adverse effect on the Company and its Subsidiaries.

Section 4.20 Regulatory Compliance.

(a) To the Knowledge of the Company, all Pharmaceutical Products that are subject to the jurisdiction of the FDA or comparable Governmental Entities in other jurisdictions are being developed, labeled, stored, tested, marketed, promoted and distributed in material compliance with all applicable requirements under any Drug or Health Law, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product, except for such manufacturing operations by or for the benefit of Lilly ICOS LLC.

(b) To the Knowledge of the Company, all clinical trials relating to Pharmaceutical Products conducted by or, on behalf of the Company and its Subsidiaries have been, and are being, conducted in material compliance with the requirements the

FDA’s Good Clinical Practice regulations, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects under any applicable Drug or Health Laws.

(c) To the Knowledge of the Company, all manufacturing operations relating to Pharmaceutical Products and conducted by the Company and its Subsidiaries have been and are being, to the extent required by Law, conducted in material compliance with FDA’s current Good Manufacturing Practice regulations for drug products and all applicable similar foreign regulatory requirements of any Governmental Entity, except for such manufacturing operations by or for the benefit of Lilly ICOS LLC. In addition, the Company and its Subsidiaries are in compliance with all registration and listing requirements with respect to manufacturing operations relating to Pharmaceutical Products (other than as is related to Key Products) by the Company and its Subsidiaries under any applicable Drug or Health Laws (it being understood that for purposes of this Section 4.20(c), the proviso set forth in the definition of Pharmaceutical Products shall be disregarded).

(d) To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” or for any other comparable Governmental Entity to invoke substantially similar policies. Neither the Company, nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, key employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law.

Section 4.21 Properties.

(a) Each of the Company and its Subsidiaries has (i) good and valid title to all of the properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents, except for properties or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens, and (ii) a valid leasehold interest or other comparable Contract of use in all properties and assets reflected as leased on such balance sheet, except for such leases terminated in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens. The Company or one of its Subsidiaries, as applicable, enjoys peaceful and undisturbed possession under all Personal Property Leases and Real Property Leases.

(b) Section 4.21(b) of the Company Disclosure Schedule lists all real property owned by the Company or any of its Subsidiaries (the “Owned Real Properties”). The Company and its Subsidiaries have good and marketable and insurable title to the Owned Real Properties, free and clear of all Liens, except for Permitted Liens.

(c) Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) All Personal Property Leases and Real Property Leases are valid and binding on the Company or any of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, (ii) all Personal Property Leases and Real Property Leases are in full force and effect, (iii) each of the Company and its Subsidiaries has performed in all respects all obligations required to be performed by it under the Personal Property Leases and Real Property Leases and (iv) to the Knowledge of the Company, each other party to a Real Property Lease or Personal Property Lease has performed in all respects all obligations required to be performed by it under such Real Property Lease or Personal Property Lease. Neither the Company nor any of its Subsidiaries has Knowledge of any default or any event which, with the giving of notice of lapse of time or both, would be an event of default by the lessee or licensee thereunder, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There is no pending action in respect of, or arising out of, any Real Property Lease and no party to a Real Property Lease has given any notice to the Company or any its Subsidiaries for the purpose of terminating or threatening to terminate such Real Property Lease, and no lessor or sublessor under any Real Property Lease has given any notice to the Company or any of its Subsidiaries for the purpose of terminating or threatening to terminate any right of first refusal (or right of first offer) to lease or purchase, any lease expansion right, or any similar right now existing under the Real Property Leases.

(e) This Section 4.21 does not relate to representations and warranties concerning Company Intellectual Property, which are exclusively the subject of Section 4.18.

Section 4.22 Absence of Indemnifiable Claims, etc. As of the date of this Agreement, there are no pending claims of any director, officer or employee of the Company or its Subsidiaries seeking indemnification from the Company or its Subsidiaries under applicable Law, the Company Charter Documents or similar organizational documents of its Subsidiaries, any insurance policy maintained by the Company or its Subsidiaries or any Contract.

Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co. (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, and a complete and correct signed copy of such opinion will be made available to Parent.

Section 4.24 Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote (a) determined that this Agreement, and the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the shareholders of the Company, (b) approved this Agreement and (c) recommended that the plan of merger contained in this Agreement and the transactions contemplated hereby be adopted by the holders of Company Shares.

Section 4.25 Voting Requirements. The affirmative vote of holders of at least a majority of the outstanding Company Shares at the meeting of the Company’s shareholders to be held in connection with the Merger (the “Company Shareholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.26 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.27 Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all corporate powers and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of (ii) and (iii), where the failure to have the same or so qualify would not be reasonably likely, individually or in the aggregate, to prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement.

Section 5.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception, and assuming that this Agreement is a valid and binding obligation of the Company.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Articles of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act or antitrust or competition Laws of any other applicable jurisdiction, (iii) any filings required under the rules and regulations of the New York Stock Exchange, and (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and state securities and “blue sky” Laws.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their Subsidiaries is a party or by which any of its properties or assets may be bound; or (iii) violate any Order or Law applicable to Parent or Merger Sub, any of their Subsidiaries or any of their properties or assets, except, in the case of clause (ii) above, for any violations, breaches, defaults, terminations, amendments, cancellations, accelerations, losses or creations that would not be reasonably likely, either individually or in the aggregate, to prevent or materially delay the performance by Parent or Merger Sub of any of its material obligations under this Agreement.

Section 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5 Financing. Parent has, or will have, sufficient funds available to consummate the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Covenants of the Company. Until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course, (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its Subsidiaries and (iii) use reasonable efforts to protect the Company Intellectual Property; provided, however, that nothing contained in this Section 6.1 shall apply to the activities of Lilly ICOS LLC, except as otherwise set forth in 6.1(p). Without limiting the generality of the foregoing, except as permitted in this Agreement, or as disclosed in the Company Disclosure Schedule, or as otherwise expressly consented to in writing by Parent, which consent shall not be unreasonably withheld, from the date hereof until the Effective Time:

(a) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the case of clause (iii), pursuant to the forfeiture or repurchase provisions of the Company Options, Restricted Stock Awards and Restricted Unit Awards or pursuant to the exercise or tax withholding provisions of the Company Options, Restricted Stock Awards and Restricted Unit Awards.

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security (or any right to acquire such capital stock or other security) other than the issuance of Company Shares upon the exercise of Company Options, conversion of the Convertible Subordinated Notes, or pursuant to Restricted Unit Awards and in accordance with the terms of such Company Options, Convertible Subordinated Notes or Restricted Unit Awards, as the case may be.

(c) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Law, the Company shall not amend the Company Charter Documents and shall cause each of its Subsidiaries not to amend its similar organizational or governance documents.

(d) Company Rights Agreement; Consequences if Rights Triggered. The Board of Directors of the Company shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof. The Company shall not, and shall not permit any of its Subsidiaries to, otherwise acquire or agree to acquire any other assets other than in the ordinary course of business.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company), excluding the disposition of assets set forth in Section 6.1(f) of the Company Disclosure Schedule. This Section 6.1(f) does not relate to covenants concerning Company Intellectual Property, which are exclusively the subject of Section 6.1(l).

(g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company or (ii) incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person other than a guaranty by the Company on behalf of one of its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing.

(h) Accounting Matters. Except as disclosed in the Company Filed SEC Documents or as required by a Governmental Entity, the Company shall not change its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP as agreed to by the Company’s independent public accountants or as may be required by applicable Law.

(i) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any new capital expenditure or expenditures, other than in conformance with, and in amounts not to exceed, the proposed capital expenditures for periods subsequent to the date hereof set forth on the capital expenditure budget set forth in Section 6.1(i) of the Company Disclosure Schedule.

(j) Discharge of Liabilities and Litigation. The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for such payments, discharges, settlements or satisfactions done in the ordinary course of business consistent in amount and kind with past practice. Notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation; provided, however, that the Company may settle or compromise litigation (other than litigation involving any Company Intellectual Property or litigation that is the subject of Section 6.9 hereof) which provides for the payment or receipt by the Company or any of its Subsidiaries of less than $2,500,000 in a single payment or series of payments.

(k) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, renew, modify, amend, terminate or cancel, or waive, release or assign any rights or claims under, any Contract that is or, if applicable, would be, a Material Contract or (ii) enter into, renew, modify or amend any Contracts (other than those described in clause (i)) which are not terminable by the Company and its Subsidiaries on less than 30 days’ notice without penalty to the Company or such Subsidiary, involving payment obligations from and after the Closing Date (after giving effect to any reduction in payment obligations under such Contracts upon a proper termination of such Contracts in accordance with their terms) in excess of $1,500,000 in the aggregate. This Section 6.1(k) does not relate to covenants concerning Company Intellectual Property, which are exclusively the subject of Section 6.1(l). This Section 6.1(k) does not relate to covenants concerning the compensation or benefits of any director, officer, employee or consultant, which are exclusively the subject of Section 6.1(n).

(l) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to, (i) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any Company Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, (iii) fail to diligently prosecute the Company’s and its Subsidiaries’ Patent applications, (iv) divulge, furnish to or make accessible any Trade Secrets of the Company or any of its Subsidiaries to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, (v) enter into any IP Contract other than routine confidentiality agreements or material transfer agreements that would not result in the grant to the Company or any of its Subsidiaries any right or license in the Intellectual Property of another Person, or obligate the Company or any of its Subsidiaries to spend or commit any funds or commit any of the Company’s, or any of its Subsidiaries’, personnel or facilities to carry out obligations under any such agreement, or (vi) amend, assign, terminate or fail to exercise a right of renewal or extension under any IP Contract.

(m) Regulatory Compliance. The Company and its Subsidiaries shall continue to make all material reports that are required to be made, maintained and reported pursuant to any requirements of Law. The parties agree to use their reasonable efforts to take any other actions required by the FDA or any other Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement.

(n) Benefits Changes. The Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of any director, officer, employee or consultant, except pursuant to contractual arrangements set forth in Schedule 6.1(n), (ii) adopt any new employee benefit plan, program or arrangement or any amendment to an existing Benefit Plan other than as required to comply with applicable Law or tax qualification requirement (including, without limitation, Section 409A of the Code), (iii) hire any Person for employment with the Company or any of its Subsidiaries, except for the hiring of an individual for employment in a position that has become vacant after the date hereof, provided that the aggregate number of employees of the Company does not increase from such number existing as of the date of this Agreement, (iv) enter into any consulting agreement with any consultant providing for payments in excess of $100,000, (v) accelerate the payment of compensation or benefits to any director, officer, employee or consultant, (vi) enter into any compensation, severance, retention or change of control arrangement with any employee, consultant, officer or director of the Company or any of its Subsidiaries, except in conformance with past practices of the Company with respect to employees hired after the date of this Agreement in conformance with this Section 6.1(n), or as otherwise expressly permitted pursuant to the terms of this Agreement or (vii) grant any stock option or other equity awards to any director, officer, employee or consultant, except for automatic grants made to outside directors.

(o) Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date hereof.

(p) Lilly ICOS LLC Matters. The Company and its Subsidiaries shall comply with the terms, conditions and procedures set forth in (i) the Limited Liability Company Agreement of Lilly ICOS LLC between Eli Lilly and Company and ICOS Corporation, dated September 30, 1998, as amended by Amendment No. 1 dated September 1, 1999, Amendment No. 2 dated March 8, 2002 and Amendment No. 3 dated March 4, 2002; (ii) the Amended and Restated Marketing and Sales Service Agreement, dated January 1, 2003, by and among Lilly ICOS LLC, Eli Lilly and Company and ICOS Corporation (assigned to ICOS Technology Services LLC); and (iii) the Research and Development Service Agreement, dated September 30, 1998, by and among Lilly ICOS LLC, Eli Lilly and Company and ICOS Corporation.

(q) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.2 Covenants of Parent and Merger Sub. Neither Parent nor Merger Sub nor any of their respective Subsidiaries shall take any action, or omit to take any action, where the express intention of such action or omission is to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated immediately any discussions or negotiations with any parties that may be ongoing with respect to, or that could reasonably be expected to lead to, a Takeover Proposal. The Company shall not, nor shall it authorize or permit any of its Subsidiaries, and its and their officers, directors and employees to, and it shall use reasonable best efforts not to permit any of its and its Subsidiaries’ financial advisors, external attorneys, external accountants and other external advisors, representatives and agents (together with its Subsidiaries, and its and their officers, directors and employees, “Representatives”), to (i) directly or indirectly solicit, initiate, encourage, or take any other action to knowingly facilitate (including by way of furnishing information) any Takeover Proposal, (ii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, or take any other action to knowingly facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iii) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 6.3, the Company may, if its Board of Directors determines in good faith (after consulting with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and subject to compliance with Section 6.3(b), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.3(a)). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may (A) make a Company Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event if such Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and/or (B) upon termination of this Agreement in accordance with Section 8.1(c)(ii) and concurrent payment of the Termination Fee in accordance with Section 8.4(a), approve and enter into an agreement relating to a Takeover Proposal that constitutes a Superior Proposal; provided, however, that (x) the Company shall not take any action set forth in clauses (A) or (B) of this sentence until after the fifth Business Day following Parent’s receipt of written notice (a “Notice”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal and, if applicable in the case of clause (A), information describing such Intervening Event in reasonable detail, that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal or material change in such Intervening Event shall require a new Notice and a new five Business Day period); (y) during such five Business Day period the Company shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not take any action set forth in clauses (A) or (B) of this sentence and (z) the Company shall not take any action set forth in clauses (A) or (B) of this sentence if, prior to the expiration of such five Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal or, if applicable in the case of clause (A), the Intervening Event.

(c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, within 24 hours of the Company’s Knowledge of receipt thereof, the Company shall advise Parent orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep

Parent informed in all material respects of the status and terms (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall keep Parent informed as to the details of any information provided by the Company, unless such information has been previously provided to Parent.

(d) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.3(b).

(e) The Company agrees that immediately following the execution of this Agreement it shall request each Person which has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company to return or destroy (which destruction shall be certified in writing by an executive officer of the Company) all confidential information heretofore furnished to such Person by or on its behalf.

Section 6.4 Company Shareholder Meeting; Preparation of the Proxy Statement.

(a) The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. Subject to Sections 6.3(b) and 6.3(d), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.4(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the shareholders of the Company to occur as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding any of the foregoing sentences in this paragraph, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall take into good faith consideration all comments reasonably proposed by Parent and (iii) shall not file such document prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Company Shareholder Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC by the Company and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

Section 6.5 Access to Information.

(a) Subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, agents and other Representatives reasonable access to all of the properties, personnel, books and records of the Company and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes) during normal business hours and upon reasonable notice, and shall furnish all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request.

(b) All such information provided or received by Parent and its Representatives shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided, however, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the Merger beginning on the date of this Agreement, provided, however, that no party (nor any Representative thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities Law.

Section 6.6 Reasonable Best Efforts.

(a) Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement as promptly as practicable including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act and (ii) using reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

(b) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require or be construed to require Parent to offer or agree to enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, waive any rights or agree to any limitation on, all or any portion of the businesses or assets of Parent or any of its Subsidiaries or of the Company or any of its Subsidiaries; provided, however, that Parent and its Subsidiaries (other than Lilly ICOS LLC) shall commit to any and all divestitures, licenses, or hold separate or similar arrangements with respect to the assets of the Company and its Subsidiaries (other than Lilly ICOS LLC) that do not relate to the business or operations of Lilly ICOS LLC as a condition to obtaining any and all approvals from any Governmental Entity in order to consummate and make effective, as promptly as practicable, but in no event later than the Termination Date, the Merger and the other transactions contemplated hereby. The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company or any of its Subsidiaries in furtherance of this Section 6.6(b); provided, however, that any such action may be conditioned upon the consummation of the Merger.

(c) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 6.7 State Anti-Takeover Statutes. The Company and its Board of Directors shall (i) take all reasonable action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

Section 6.8 Indemnification; Insurance.

(a) Parent agrees that, from and after the Effective Time, it will indemnify and hold harmless each present and former director and officer of the Company and member of the board of managers of Lilly ICOS LLC (when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), in respect of acts or omissions in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the WBCA and the Company Charter Documents in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any obligation hereunder except to the extent that Parent is actually prejudiced by such failure to give notice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof (provided that, such terms are commercially available in the market); provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amount no less favorable to such directors and officers or (ii) obtain such extended reporting period coverage under the Company’s existing D&O Insurance (to be effective as of the Effective Time) and the Company shall cooperate with Parent in doing so (including, without limitation, executing all documents and providing all information and materials reasonably necessary therefor); provided, further, that, in satisfying its obligation under this Section 6.8, neither the Company nor Parent shall be obligated to pay on an annual basis more than 300% of the last annual aggregate premium paid prior to the date of this Agreement by the Company to obtain such coverage. It is understood and agreed that in the event such coverage on an annual basis cannot be obtained for 300% of the last annual aggregate premium paid prior to the date of this Agreement by the Company or less, Parent shall be obligated to provide the greatest coverage as may be obtained for such amount.

(d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8 of the Surviving Corporation.

(e) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any right such Person might have under the Company Charter Documents or the certificate of incorporation or by-laws of any of the Company’s Subsidiaries. The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 6.9 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent. In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger. Notwithstanding the foregoing, nothing in this Section 6.9 shall prohibit the Company from entering into settlement negotiations with a third party for the purpose of settling litigation that seeks to restrain or prohibit or otherwise oppose the Merger, which settlement has the purpose of removing such litigation as an impediment to the consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall provide prior notice thereof to Parent and keep Parent fully informed of the status and terms of any such discussions.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Company Material Adverse Effect or the occurrence of any event or events which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (c) the occurrence or existence of any event that results, or with the passage of time or otherwise, is reasonably likely to result, in the failure of the condition set forth in Section 7.2(a) of this Agreement; provided, however, that the delivery of notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.11 Tax Covenants.

(a) The Company shall prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date.

(b) All Contracts or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each such Subsidiary shall thereafter be released from any liability thereunder.

(c) Except as required by applicable Law, without obtaining Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any election in respect of Taxes, file any amended Tax Return, adopt or change any accounting method or period in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, change any practice with respect to Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(d) The Company shall furnish to Parent a certification in accordance with Treas. Reg. § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.12 Benefits and Other Employee Matters.

(a) The Company shall terminate the employment of employees of the Company or any of its Subsidiaries, effective immediately following the Effective Time, who have been designated for termination by Parent prior to the Effective Time. The Company agrees to notify any such employees of such expected termination as soon as practicable after Parent’s notification to the Company of such designated termination (but in no case later than three days from such notification), whether or not Parent’s notification has provided the Company with sufficient time to comply with all notice periods required by applicable Law (including, without limitation the WARN Act). The Company shall ensure that such notification complies with all provisions of applicable Law (including, without, limitation, the WARN Act), except to the extent that Parent has not notified the Company of the employees to be so terminated at least 65 days in advance of the Effective Time. If Parent notifies the Company of the employees to be so terminated less than 65 days in advance of the Effective Time with respect to any employees entitled to notice under the WARN Act or any state law, the Company shall give as much notice as practicable, and Parent shall be responsible to provide pay and benefits in lieu of any portion of the required notice period that was not provided prior to the Effective Time.

(b) The Company and Parent agree, in good faith, to develop a mutually acceptable announcement to all employees affected by the transactions contemplated by this agreement regarding the Merger and associated employment matters. In addition, the Company and Parent agree, in good faith, to establish a mutually acceptable protocol for meeting with the affected employees to deliver such announcement. The Company will make no statements to the Company’s employees that are in any way materially inconsistent with the terms of this Agreement.

(c) For a period of one year from and after the Effective Time, Parent shall provide, or shall cause its Subsidiaries or the Surviving Corporation or its Subsidiaries to provide, base wages, salary and benefits to the employees of the Company or any of its Subsidiaries who continue to be employed by Parent, the Surviving Corporation or any of their Subsidiaries after the Effective Time (the “Company Employees”) that are comparable in the aggregate to the base wages, salary and benefits provided to the Company Employees immediately prior to the Effective Time. The preceding sentence shall not preclude Parent, Surviving Corporation or their Subsidiaries from terminating the employment of any employee, subject to applicable severance obligations.

(d) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (other than benefit accrual under defined benefit pension plans) (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Benefit Plans, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Benefit Plan in which such Company Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan; and (ii) for purposes of each New Plan, Parent shall cause (X) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and (Y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. The provisions of this Section 6.12(d) shall in no event apply to any employee of the Company or any of its Subsidiaries whose employment has been terminated and who later is rehired by Parent, the Surviving Corporation or any of their respective Subsidiaries.

(e) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change in control provisions) identified on Section 6.12(e) of the Company Disclosure Schedule with employees of the Company and its Subsidiaries provided such plans or agreements require by their terms that the Company require any successor to all or substantially all of its assets or business to expressly assume such plans or agreements.

(f) Each of the Parties agrees that the consummation of the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or “corporate transaction” or other event of a similar nature for purposes of each plan, agreement, contract or arrangement identified in Section 6.12(f) of the Company Disclosure Schedule and each of the parties hereto and their respective Subsidiaries shall construe, interpret and administer each such plan, agreement, contract or arrangement in a manner consistent with such interpretation.

(g) No provision of this Agreement shall create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Subsidiaries under any benefit plan which they may maintain.

(h) The Company shall provide to Parent, prior to the Effective Time, a list of employees the Company reasonably believes to be “specified employees” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of the Company as of the date of this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) Governmental Consents and Approvals. All necessary consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act and any antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated and all other foreign antitrust and competition approvals required to consummate the Merger shall have been obtained.

Section 7.2 Conditions to Parent and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Parent:

(a) Representations Accurate. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably likely to have a Company Material Adverse Effect.

(b) Performance. The Company shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2(a) and 7.2(b).

(d) Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity having a reasonable likelihood of prevailing in a manner contemplated in clauses (i), (ii) or (iii) below, (i) challenging the acquisition by Parent or Merger Sub of any Company Shares, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of Company Shares (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate of, any portion of any business or of any assets of Parent or any of its Subsidiaries or the portion of the business or of any assets of the Company and its Subsidiaries that relate to the business or operations of Lilly ICOS LLC or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.

(e) Material Adverse Effect. There shall not have occurred any event or events that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by the Company:

(a) Representations Accurate. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would be reasonably likely, either individually or in the aggregate, to prevent or materially delay the performance by Parent or Merger Sub of any of its material obligations under this Agreement.

(b) Performance. Parent and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent and Merger Sub to the effect set forth in Sections 7.3(a) and 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting duly convened therefor (or any adjournment or postponement thereof) at which a quorum is present and the vote is taken to adopt this Agreement and approve the transactions contemplated herein;

(ii) if the Merger shall not have been consummated by May 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii) there shall be any Law or Order that has the effects set forth in Section 7.1(b), and, in the case of an Order, such Order shall have become final and nonappealable; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that has been entered.

(c) by the Company:

(i) if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date; or

(ii) if, prior to receipt of the Company Shareholder Approval, (A) the Company receives an unsolicited Superior Proposal, (B) the Board of Directors of the Company has resolved to accept such Superior Proposal in accordance with Section 6.3(b) hereof, (C) the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (D) the Company shall have complied with all of its obligations pursuant to Section 6.3; provided, however, that such termination shall not be effective until such time as payment of the Termination Fee required by Section 8.4(a) shall have been made by the Company.

(d) by Parent:

(i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date;

(ii) if any Law or Order having any of the effects set forth in Section 7.2(d) shall be in effect and, in the case of an Order, such Order shall have become final and nonappealable; provided, however, that Parent shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that has been entered; or

(iii) in the event that prior to the obtaining of the Company Shareholder Approval (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company will have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its shareholders vote in favor of the Merger and the transactions contemplated hereby or (C) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 15% or more of the outstanding Company Shares, has been commenced (other than by Parent or any Affiliate of Parent) and the Board of Directors of the Company fails to recommend that the shareholders of the Company not tender their shares in such tender or exchange offer within ten Business Days of such commencement.

Section 8.2 Effect of Termination. Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and material breach of this Agreement by such party; and provided further, that the provisions of Section 6.5(b), this Section 8.2, Section 8.3, Section 8.4 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.4 Termination Fee.

(a) If this Agreement shall be terminated (i) pursuant to Section 8.1(b)(i), 8.1(b)(ii) or 8.1(d)(i) hereof and (A) at any time after the date hereof a Takeover Proposal shall have been publicly announced or otherwise publicly communicated and (B) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such Takeover Proposal is consummated, (ii) pursuant to Section 8.1(c)(ii) hereof, or (iii) pursuant to Section 8.1(d)(iii) hereof, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 8.4(a), upon the earlier to occur of the execution of such definitive agreement and such consummation, (2) in the case of termination pursuant to clause (ii) of this Section 8.4(a), concurrent with such termination or (3) in the case of termination pursuant to clause (iii) of this Section 8.4(a), within one Business Day of such termination, pay Parent a non-refundable fee equal to $55,000,000 (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated by Parent. For purposes of this Section 8.4(a) only, the term “Takeover Proposal” shall have the meaning assigned to such term in Article I, except that all references to “15%” therein shall be deemed to reference “50%”.

(b) The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the fee at the prime rate in effect on the date of such payment as quoted in The Wall Street Journal.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, subject to Section 9.11, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All covenants shall survive in accordance with their terms. This Article IX, the agreements of Parent, Merger Sub and the Company in Section 6.8 (Indemnification; Insurance), and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to have been duly received if so given (i) if sent by telecopy or facsimile transmission, when the electronic confirmation of successful transmission is received or (ii) if delivered in person, any courier or otherwise, upon actual receipt by the intended party:

(a) if to Parent or Merger Sub, to

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: Brian E. Edelman

Telecopy: 317-276-5996

with copies to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: General Counsel

Telecopy: 317-433-3000

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, NY 10019

Attn: M. Adel Aslani-Far, Esq.

Telecopy: 212-259-6333

(b) if to the Company, to

ICOS Corporation

22021 20th Avenue S.E.

Bothell, Washington 98021

Attn: Chief Executive Officer

         General Counsel

Telecopy: 425-398-8950

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attn: Charles K. Ruck, Esq.

         Barry A. Bryer, Esq.

         R. Scott Shean, Esq.

Telecopy: (714) 755-8290

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than with respect to any matter set forth in Section 6.8 (Indemnification; Insurance), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof, except that the Merger shall be effected in accordance with the WBCA and the DGCL.

Section 9.7 Publicity. Each of the Company and Parent, will issue a press release with respect to the announcement of the transactions contemplated by this Agreement, subject to the prior review of the other party prior to the date of release. Thereafter, no party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation, to the extent reasonably practicable, with the other parties and after giving each other party a reasonable opportunity to review and comment upon any such press release or other public statements, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange, except that the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 9.7.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of Delaware, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 hereof. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 9.10 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 9.11 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ELI LILLY AND COMPANY

By:	/s/ Sidney Taurel
Sidney Taurel
Chairman of the Board
and Chief Executive Officer

TOUR MERGER SUB, INC.

By:	/s/ Brian E. Edelman
Brian E. Edelman
President and Treasurer

ICOS CORPORATION

By:	/s/ Paul N. Clark
Paul N. Clark
Chairman of the Board, President
and Chief Executive Officer